EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (the “Agreement”), entered into on June 13, 2013, is made by and between David J. Lockwood (the “Executive”) and Rockwell Acquisition Corp., a Delaware corporation (together with any of its subsidiaries and Affiliates as may employ the Executive from time to time, and any successor(s) thereto, the “Company”).
RECITALS
A.The Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 7, 2013, by and among EnergySolutions, Inc., a Delaware corporation (“EnergySolutions”), Rockwell Holdco, Inc., a Delaware corporation (“Parent”), and the Company, which is a wholly owned subsidiary of Parent, pursuant to which the Company shall be merged with and into EnergySolutions and EnergySolutions shall continue as the surviving corporation (the “Merger”).

B.The Company and the Executive have entered into that certain Employment Agreement, dated May 24, 2013 (the “Employment Agreement”).

C.The Employment Agreement superseded that certain Offer Letter dated as of June 10, 2012 (the “Offer Letter”), that certain Executive Severance Agreement dated as of June 10, 2012 (the “Severance Agreement”), that certain Phantom Performance Share Unit Award Agreement, effective as of June 12, 2012 (the “PPSU Agreement”), that certain Restricted Stock Award Agreement, effective as of June 10, 2012 (the “Restricted Stock Agreement”), and that certain Retention Award Agreement dated as of January 10, 2013 (the “Retention Award Agreement”) entered into by EnergySolutions and the Executive.

D.The Employment Agreement provides for certain payments to Executive in full satisfaction of any and all payments that are payable or may become payable to Executive under the Severance Agreement, the PPSU Agreement, the Restricted Stock Agreement and the Retention Award Agreement, including any payments resulting from the consummation of the Merger.

E.The Company and the Executive desire to amend and restate the Employment Agreement in its entirety and replace it by this Agreement.

F.The Company desires to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.

G.The Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Certain Definitions.

(a)	“2013 Bonus” shall have the meaning set forth in Section 5(b).

(b)	“Accounting Firm” shall mean a nationally recognized certified public accounting firm as may be acceptable to both the Company and the Executive.

(c)
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.

(d)	“Agreement” shall have the meaning set forth in the preamble hereto.

(e)	“Annual Base Salary” shall have the meaning set forth in Section 5(a).

(f)	“Annual Bonus” shall have the meaning set forth in Section 5(c).

(g)	“Board” shall mean the Board of Directors of the Company.

(h)	“Business” shall mean (1) the storage, transport or processing of nuclear waste, (2) back-end nuclear services, (3) nuclear plant decommissioning, or (4) wastewater treatment products or technology.

(i)
“Cause” shall mean (1) a material breach by the Executive of the duties and responsibilities of the Executive or any material written policies or directives of the Company or its subsidiaries or Affiliates (other than as a result of incapacity due to physical or mental illness) which is willful, reckless or intentional; (2) the Executive's conviction of, or plea of nolo contendere to, any felony; (3) the Executive engages in a fraudulent or dishonest act that causes material damage to the property, business or reputation of the Company or its subsidiaries or Affiliates, as determined in good faith by the Board; (4) the Executive engages in habitual insobriety or the use of illegal drugs or substances; or (5) the Executive commits a material breach of the Executive's fiduciary duties to the Company or its subsidiaries or Affiliates, as determined in good faith by the Board. The Company must notify Executive of any event constituting Cause within 90 calendar days following the Company's knowledge of its existence or such event shall not constitute Cause under this Agreement; provided, however, that in all cases the Executive may cure (to the extent curable) any such event within 30 calendar days after receipt from the Company of such notice and such event shall not constitute Cause to the extent so cured.

(j)
“Change in Control” shall mean a change in beneficial ownership or control of the Parent effected through a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Parent, the Principal Stockholders (as such term is defined in the Stockholders Agreement), or any of their respective Affiliates, or any employee benefit plan maintained by the Parent or any of its subsidiaries), directly or indirectly acquires (a) beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Parent possessing more than fifty percent (50%) of the total combined voting power of the Parent's securities outstanding immediately after such acquisition or (b) all or substantially all of assets of Parent or the Company, in the aggregate.

(k)	“Closing Payment” shall have the meaning set forth in Section 3.

(l)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(m)	“Committee” shall mean the Compensation Committee of the Board, or if no such committee exists, the Board.

(n)	“Common Stock” shall mean the common stock of the Parent, par value $0.01 per share.

(o)	“Company” shall, except as otherwise provided in Section 9(i), have the meaning set forth in the preamble hereto.

(p)
“Date of Termination” shall mean (i) if the Executive's employment is terminated due to the Executive's death, the date of the Executive's death; (ii) if the Executive's employment is terminated due to the Executive's Disability, the date determined pursuant to Section 6(a)(ii), or (iii) if the Executive's employment is terminated pursuant to Section 6(a)(iii)-(vi), either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 6(b), whichever is earlier.

(q)	“Employment Period” shall mean the period of the Executive's employment by the Company.

(r)	“Deferred Cash Payment” shall have the meaning set forth in Section 8.

(s)	“Disability” shall have that meaning set forth in Section 22(e)(3) of the Code.

(t)	“Effective Date” shall have the meaning set forth in Section 2(a).

(u)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(v)	“Executive” shall have the meaning set forth in the preamble hereto.

(w)
“Good Reason” shall mean (1) the material diminution of any of the Executive's duties, responsibilities or authority without the Executive's prior written consent; (2) the assignment to Executive of duties materially inconsistent with the Executive's position without the Executive's prior written consent; (3) any material reduction in Executive's Annual Base Salary without the Executive's prior written consent unless all other executives who are parties to agreements similar to this Agreement also agree to a comparable reduction in their base salaries; or (4) unless agreed to in writing by the Executive, a relocation of the Executive's principal place of business to a Company facility more than 50 miles away from the Executive's principal place of business as of the date of this Agreement. The Executive must notify the Company of any event that constitutes Good Reason within 90 calendar days following the Executive's knowledge of its existence or such event shall not constitute Good Reason under this Agreement; provided, however, that in all cases the Company may cure (to the extent curable) any such event within 30 calendar days after receipt from the Executive of such notice and such event shall not constitute Good Reason to the extent so cured. Good Reason shall cease to exist with respect to an event or condition one year following the initial existence of such event or condition (but if the Executive does not claim Good Reason as a result of an event or condition within such period, the Executive will not be deemed to have waived the right to claim Good Reason upon the existence or occurrence of a subsequent (or similar) event or condition).

(x)	“Initial Option” shall have the meaning set forth in Section 5(d).

(y)	“Long-Term Incentive Bonus Plan” shall have the meaning set forth in Section 5(f).

(z)	“Merger” shall have the meaning set forth in the recitals hereto.

(aa)	“Merger Agreement” shall have the meaning set forth in the recitals hereto.

(ab)	“Merger Sub” shall have the meaning set forth in the recitals hereto.

(ac)	“Noncompetition Restricted Period” shall mean the period from the Effective Date through the one (1) year anniversary of the Date of Termination.

(ad)	“Nonsolicitation Restricted Period” shall mean the period from the Effective Date through the two (2) year anniversary of the Date of Termination.

(ae)	“Notice of Termination” shall have the meaning set forth in Section 6(b).

(af)	“Option” shall have the meaning set forth in Section 5(d).

(ag)	“Parent” shall have the meaning set forth in the recitals hereto.

(ah)	“Performance Targets” shall have the meaning set forth in Section 5(b).

(ai)
“Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(aj)	“Principal Stockholders” shall have the meaning set forth in the Stockholders Agreement.

(ak)	“Privately Held Company” shall mean a company that does not have a class of securities registered pursuant to Section 12(b) or 12(g) of the Exchange Act.

(al)	“Proprietary Information” shall have the meaning set forth in Section 9(c).

(am)	“Restricted Shares” shall mean any shares of Common Stock purchased by the Executive pursuant to Section 5(e).

(an)
“Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(ao)
“Stockholders Agreement” shall mean that certain Stockholders Agreement of Rockwell Holdco, Inc., to be entered into as of May 24, 2013, by and among the Parent, the Executive and certain other Persons, attached hereto as Exhibit A, as it may be amended from time to time.

(ap)	“Subscription Agreement” shall mean that certain Subscription Agreement, to be entered into as of May 24, 2013, by and between the Executive and the Parent.

(aq)	“Supplemental Option” shall have the meaning set forth in Section 5(d).

(ar)
“Taxes” shall mean all federal, state, and local income and employment taxes to which a payment to Executive may be subject, computed based on maximum applicable tax brackets and assuming treatment of such payment as ordinary income, but shall not include any excise taxes under Section 4999 of the Code or any other excise or penalty taxes. All determinations regarding Taxes, including the amounts thereof and the assumptions utilized in arriving at such determinations, shall be made by the Accounting Firm.

(as)	“Vesting Date” shall have the meaning set forth in Section 8(b).

2.Effective Date; Entire Agreement.

(a)This Agreement shall become effective as of the Closing Date (as defined in the Merger Agreement) (the “Effective Date”). In the event that the Merger is not consummated, this Agreement shall become null and void ab initio and of no further force and effect.

(b)The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) are intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any term sheet or offer letter). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(c)For the avoidance of doubt, this Agreement shall supersede the Offer Letter, the Severance Agreement, the PPSU Agreement, the Restricted Stock Agreement and the Retention Award Agreement, effective as of the Effective Date. The Company and the Executive acknowledge that the change of EnergySolutions to a Privately Held Company and any actions that result from the consummation of the Merger, shall not, for purposes of this Agreement, the Severance Agreement, the PPSU Agreement, the Restricted Stock Agreement and any other agreements or arrangements that contain any similar rights or commitments, be deemed to constitute (i) a material diminution of any of the Executive's duties, responsibilities or authority, (ii) the assignment to the Executive of duties materially inconsistent with the Executive's position, or (iii) “Good Reason” as defined in such agreements or arrangements, and in no event shall this Agreement, the Severance Agreement, the PPSU Agreement, the Restricted Stock Agreement or any such agreements or arrangements be interpreted otherwise.

3.Payment at Closing. On the Effective Date, the Company shall make a lump sum pre-tax cash payment to Executive equal to $16,819,184 (Sixteen Million Eight Hundred Nineteen Thousand, One Hundred Eighty-Four Dollars) (the “Closing Payment”), which payment shall be in full satisfaction of any and all obligations of the Company to the Executive under the PPSU Agreement, the Restricted Stock Agreement, the Retention Award Agreement, and the Company's 2013 Annual Incentive Plan for the period from January 1, 2013, through the Effective Date.

4.Employment.

(a)In General. The Company shall employ the Executive and the Executive shall enter the employ of the Company in the position set forth in Section 4(c), and upon the other terms and conditions herein provided.

(b)Period of Employment. The Executive's employment with the Company is not for any specified term and nothing contained in this Agreement shall confer upon the Executive any right to continue in the employ of the Company or any of its affiliates or shall interfere with or restrict in any way the right of the Company and of any of its affiliates to terminate the Executive's employment at any time, for any reason, with or without cause.

(c)Position and Duties. During the Employment Period, the Executive: (A) shall serve as Chief Executive Officer of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Board; (B) shall report directly to the Board; (C) shall devote substantially all the Executive's working time and efforts to the business and affairs of the Company and its subsidiaries; (D) shall disclose to the Board the Executive's participation in any activities, including social, civic, charitable, religious, business, educational or professional associations, for which Executive receives remuneration; and (E) agrees to observe and comply with the Company's rules and policies as adopted by the Company from time to time. Notwithstanding the foregoing, the Executive may manage personal investments, participate in charitable, professional and academic activities, and, after the third anniversary of the Effective Date and subject to prior approval by the Board, may serve on the Board of Directors (and any Board committees) of not more than one for-profit business that does not compete with the Company, provided that such activities do not, individually or in the aggregate, interfere with the Executive's performance of his duties to the Company. In addition and notwithstanding the foregoing, the Company acknowledges and agrees that the Executive currently serves as on the Board of Directors of Steinway Musical Instruments, Inc. and Unwired Planet, Inc. and may continue to do so, provided that such activities do not, individually or in the aggregate, interfere with the Executive's performance of his duties to the Company.

5.Compensation and Related Matters.

(a)Annual Base Salary. During the Employment Period, the Executive shall receive a base salary at a rate of $600,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to review by the Board in its sole discretion (the “Annual Base Salary”).

(b)2013 Annual Bonus. With respect to calendar year 2013, the Executive shall not be eligible to receive an annual cash bonus in accordance with the Company's 2013 Annual Incentive Plan (the “2013 Bonus”) for the period from the Effective Date through December 31, 2013.

(c)Annual Bonus after 2013. With respect to each fiscal year that ends during the Employment Period, commencing with fiscal year 2014, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) based upon individual and Company annual performance targets (the “Performance Targets”) established by the Board in its sole discretion, with the minimum, target and maximum bonus opportunity to be established by the Board in its sole discretion, provided, that the target annual bonus shall be no less than one hundred percent (100%) of the Annual Base Salary. The amount of the Annual Bonus shall be based upon the Executive's and the Company's attainment of the Performance Targets, as determined by the Board (or any authorized committee of the Board) in its sole discretion. Each such Annual Bonus shall be payable on such date as is determined by the Board in its sole discretion, but in any event on or prior to March 15 of the calendar year immediately following the fiscal year with respect to which such Annual Bonus was earned. Notwithstanding the foregoing, no bonus shall be payable with respect to any fiscal year unless the Executive remains continuously employed with the Company during the period beginning on the Effective Date and ending on the last date of such fiscal year.

(d)Stock Options. As soon as practicable following the Effective Date, the Parent shall grant the Executive a non-qualified stock option (the “Initial Option”) to purchase a number of shares of Common Stock equal to 1.75% of the fully diluted shares of Common Stock outstanding as of the Effective Date (including, for the avoidance of doubt, the number of shares of Common Stock subject to the Initial Option and any other stock option granted to a member of the Company's senior management on, or shortly following, the Effective Date). As soon as practicable following a purchase of shares of Common Stock by any of the Principal Stockholders that occurs following the Effective Date and prior to six (6) month anniversary of the Effective Date, the Parent shall grant the Executive a non-qualified stock option (a “Supplemental Option”) to purchase a number of shares of Common Stock equal to 1.75% of the sum of the shares of Common Stock purchased by such Principal Stockholders plus the number of shares of Common Stock subject to the Supplemental Option and any other stock option granted to a member of the Company's senior management at, or shortly following, the time of such supplemental equity investment by the Principal Stockholders. The Initial Option and any Supplemental Option (each, an “Option”) shall each have an exercise price per share of Common Stock equal to the fair market value per share of Common Stock on the date of grant of such Option, pursuant to the terms and conditions of the Stock Option Plan of the Parent and a non-qualified stock option agreement substantially in the form attached hereto as Exhibit B. Each Option shall vest and be exercisable in five (5) equal annual installments. In the event of a Change in Control, each Option shall vest and become exercisable in full. In the event that Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, each Option shall vest and become exercisable as to the portion of the Option that would have vested prior to the Date of Termination and within the one (1) year period following the Date of Termination had the Executive remained continuously employed by the Company during such period determined in both cases as if the Option had vested monthly from the date of grant of the Option. The Executive acknowledges and agrees that any shares of Common Stock or other equity securities of the Parent acquired by the Executive upon exercise of such Options or otherwise shall be subject to the terms and conditions of the Stockholders Agreement. In the event that the Executive violates the noncompetition covenant contained in Section 9(a), (i) any portion of an Option that remains unexercised shall immediately be forfeited, canceled and terminated, and (ii) Executive shall pay to the Company within sixty (60) days after the first date on which the Executive violates such covenant an amount equal to (A) the aggregate Fair Market Value (as defined in the Stock Option Plan of the Parent) of any shares of Common Stock that have been issued to the Executive upon exercise of an Option, minus (B) the aggregate exercise price paid by the Executive with respect to such shares of Common Stock.

(e) Investment in Parent. Pursuant to the Subscription Agreement, the Executive shall purchase from the Parent Subchapter C corporation with the proceeds received in the Merger in exchange for the Executive's shares that are held by the Executive or by the Executive's IRA, a number of fully vested shares of Common Stock equal to $5,000,000 divided by the Fair Market Value (as determined in the Stockholders Agreement) of such shares at the time of purchase. The Executive acknowledges and agrees that such shares of Common Stock shall be subject to the terms and conditions of the Stockholders Agreement. Notwithstanding the foregoing and anything to the contrary in the Stockholders Agreement, in the event of the Executive's termination of employment, the Company shall exercise its Call Right (as defined in the Stockholders Agreement) with respect to all Restricted Shares held by the Executive and his Permitted Transferees (as defined in the Stockholders Agreement) by no later than the later of (i) the sixtieth (60th) day following the Executive's Date of Termination (as defined in the Stockholders Agreement) or (ii) if applicable, the tenth (10th) day following the receipt by the Company of all necessary governmental approvals.

(f)Long-Term Incentive Bonus Plan. The Company intends to adopt a long-term incentive bonus plan (the “Long-Term Incentive Bonus Plan”), pursuant to which the Executive, together with other members of the Company's senior management, will be eligible to earn cash bonuses paid out of a $30 million bonus pool in the event that the return on the Principal Stockholders' total equity investment in shares of Common Stock equals or exceeds 300% of such investment, as more fully described in the Long-Term Incentive Bonus Plan. The Executive shall be eligible to participate in the Long-Term Incentive Bonus Plan on the terms and conditions adopted by the Company; provided, that subject to the terms of the Long-Term Incentive Bonus Plan, the allocation of percentages of the Long-

Term Incentive Bonus Plan's bonus pool among the members of the Company's senior management shall be made in the Executive's discretion, in consultation with the Board.

(g)Benefits. The Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company, as in effect from time to time (including, without limitation, medical and dental insurance and a 401(k) plan).

(h)Vacation; Holidays. During the Employment Period, the Executive shall be entitled to four (4) weeks of paid vacation each full calendar year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive and in accordance with Company policy. Holidays shall be provided in accordance with Company policy, as in effect from time to time.

(i)Business Expenses. During the Employment Period, the Company shall reimburse the Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by the Executive in the performance of the Executive's duties to the Company in accordance with the Company's applicable expense reimbursement policies and procedures, as in effect from time to time.

6.Termination. The Executive's employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)Circumstances
(i)Death. The Executive's employment hereunder shall terminate upon the Executive's death.

(ii)Disability. If the Executive incurs a Disability, the Company may give the Executive written notice of its intention to terminate the Executive's employment. In that event, the Executive's employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive or the date specified in such notice; provided, that within the thirty (30) day period following receipt of such notice, the Executive shall not have returned to full-time performance of the Executive's duties hereunder.

(iii)Termination for Cause. The Company may terminate the Executive's employment for Cause.

(iv)Termination without Cause. The Company may terminate the Executive's employment without Cause.

(v)Resignation for Good Reason. The Executive may resign from the Executive's employment for Good Reason.

(vi)Resignation without Good Reason. The Executive may resign from the Executive's employment without Good Reason.

(b)Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive under this Section 6 (other than a termination pursuant to Section 6(a)(i) above) shall be communicated by a written notice to the other party hereto (a “Notice of Termination”): (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Sections 6(a)(iv) or (vi), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by the Executive, shall be at least thirty (30) days following the date of such notice; provided, however, that a Notice of Termination delivered by the Company pursuant to Section 6(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 6(a)(ii); and provided, further, that in the event that the Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of Company's receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination). A Notice of Termination submitted by the Company (other than a Notice of Termination under Section 6(a)(ii)) may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company's or the Executive's rights hereunder.

7.Company Obligations Upon Termination of Employment. Upon a termination of the Executive's employment for any reason, the Executive (or the Executive's estate) shall be entitled to receive: (i) any portion of the Executive's Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses owed to the Executive under Section 5(i), and (iii) any accrued but unused vacation pay owed to the Executive pursuant to Section 5(h), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Any Annual Bonus earned for any fiscal year completed prior to the Date of Termination, but unpaid prior to such date, shall be paid on or prior to March 15 of the calendar year immediately following such completed fiscal year with respect to which such Annual Bonus was earned. Any equity awards granted to the Executive, including stock options, shall continue to be governed by the terms and conditions of the applicable plans and agreements. Except as otherwise set forth in Section 8 below, the payments and benefits described in this Section 7 shall be the only payments and benefits payable in the event of the Executive's termination of employment for any reason.

8.Deferred Cash Payment.
(a)Subject to the vesting conditions described in Section 8(b) below, the Company shall make a lump sum cash payment to Executive (the “Deferred Cash Payment”) equal to the amount that results in the Executive receiving a payment, net after payment by the Company and Executive of any Taxes on such amount (which calculation, for the avoidance of doubt, shall not reflect payment of any excise taxes under Section 4999 of the Code on such amount), equal to $3,169,343 (Three Million One Hundred Sixty-Nine Thousand Three Hundred Forty-Three Dollars). The actual amount payable to the Executive as the Deferred Cash Payment shall be calculated by the Accounting Firm as of the Vesting Date, using assumptions regarding Taxes as of such Vesting Date. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 30 business days of the receipt of notice from the Executive or the Company that the Deferred Cash Payment has vested or will vest within 30 business days. Any other determinations required to be made under this Section 8 shall be made by the Accounting Firm, and any determination by the Accounting Firm shall be binding upon the Company and the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. For the avoidance of doubt, the amount of the Deferred Cash Payment shall not be adjusted after the same has been determined by the Accounting Firm, including as a result of (i) changes in applicable tax laws or tax rates following the Vesting Date, or (ii) additional taxes, interest, or penalties imposed on the Deferred Cash Payment or on the Closing Payment after the amount of the Deferred Cash Payment has been determined, whether such additional taxes, interest, or penalties result from audit by applicable tax authorities or otherwise.

(b)The Deferred Cash Payment shall vest on the earliest to occur of the following: (i) the twelve (12) month anniversary of the Closing Date, subject to the Executive's continued employment through such date, (ii) the Date of Termination unless the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason (excluding by reason of death or Disability, such that solely for this purpose Good Reason shall include death or Disability), or (iii) the occurrence of a Change in Control (the “Vesting Date”).

(c)The Deferred Cash Payment shall be paid to the Executive upon the later of (i) the Date of Termination, provided that Executive's termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations, or (ii) the fifth (5th) business day following the Company's receipt of the Accounting Firm's calculations detailing the amount of the Deferred Cash Payment. Notwithstanding anything herein to the contrary, if the Executive's employment terminates other than by death, the Deferred Cash Payment shall not be paid unless, on or prior to the thirtieth (30th) day following the Date of Termination, the Executive timely executes a general waiver and release of claims agreement in the form attached hereto as Exhibit C (which release shall be delivered by the Company to the Executive within seven (7) days after the Date of Termination), and such release shall not have been revoked by the Executive prior to the expiration of the period (if any) during which any portion of such release is revocable under applicable law.

(d)In the event that the Executive violates any covenant contained in Section 9 prior to payment to the Executive of the Deferred Cash Payment, the Executive shall forfeit his right to receive the Deferred Cash Payment. In the event that the Executive violates any covenant contained in Section 9 after payment to the Executive of the Deferred Cash Payment, the Executive shall repay to the Company the full amount of the Deferred Cash Payment within sixty (60) days of the first date on which the Executive violates any such covenant.

9.Restrictive Covenants.
(a)The Executive hereby agrees that the Executive shall not, at any time during the Noncompetition Restricted Period, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or Affiliate thereof) any business or activity (i) relating to the Business anywhere in North America or the United Kingdom, or (ii) which the Company or any of its Affiliates has taken active steps to engage in or acquire. Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided, that such stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

(b)The Executive hereby agrees that the Executive shall not, at any time during the Nonsolicitation Restricted Period, directly or indirectly, either for himself or on behalf of any other Person, (i) recruit or otherwise solicit or induce any employee, customer or supplier of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (ii) hire, or cause to be hired, any person who was employed by the Company at any time during the twelve (12)-month period immediately prior to the Date of Termination or who thereafter becomes employed by the Company.

(c)Except as the Executive reasonably and in good faith determines to be required in the faithful performance of the Executive's duties hereunder or in accordance with Section 9(e), the Executive shall, during the Employment Period and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for the Executive's benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company's operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. The Executive's obligation to maintain and not use, disseminate, disclose or publish, or use for the Executive's benefit or the benefit of any other Person, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of the Executive's direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(d)Upon termination of the Executive's employment with the Company for any reason, the Executive will promptly deliver to the Company (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and (ii) all other Company property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in his possession, custody or control.

(e)The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.

(f)The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equity holders or Affiliates, either orally or in writing, at any time; provided, that the Executive may confer in confidence with the Executive's legal representatives and make truthful statements as required by law. The Company agrees not to, and agrees to use its best efforts to cause its officers, directors, employees and spokespersons not to, disparage the Executive, either orally or in writing, at any time; provided, that the Company may confer in confidence with the Company's legal representatives and make truthful statements as required by law.

(g)Prior to accepting other employment or any other service relationship during the Noncompetition Restricted Period, the Executive shall provide a copy of this Section 9 to any recruiter who assists the Executive in obtaining other employment or any other service relationship and to any employer or other Person with which the Executive discusses potential employment or any other service relationship.

(h)In the event the terms of this Section 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by the Executive of the provisions of this Section 9 shall toll the running of any time periods set forth in this Section 9 for the duration of any such breach or violation.

(i)As used in this Section 9, the term “Company” shall include the Company and any parent, affiliated, related and/or direct or indirect subsidiary entity thereof.

10.Injunctive Relief; Indemnification.

(a)The Executive recognizes and acknowledges that a breach of the covenants contained in Section 9 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Section 9, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

(b)The Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law with respect to the Executive's employment by the Company and service on the Board pursuant to the Company's indemnification policy, which indemnification shall continue after the termination of this Agreement for such period as may be necessary to continue to indemnify Executive for his acts during the Employment Period. During the Employment Period, the Executive will be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained by the Company from time to time, at the same level of coverage applicable to active directors and officers. Additionally, if the Board determines to provide continuing director and office liability insurance coverage generally for directors and officers after termination of service to the Company (“Post-Termination Insurance Policy”), then the Executive will be named as an insured on such Post-Termination Insurance Policy in accordance with any decision made by the Board as to the duration of any such Post-Termination Insurance Policy. In addition, the Executive and the Company will enter into the form of indemnification agreement provided to other similarly situated executive officers and directors of the Company, if the Company determines to enter into such agreements.

11.Section 409A.

(a)General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Company reserves the right to (without any obligation to do so or to indemnify the Executive for failure to do so) (i) adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. Notwithstanding anything herein to the contrary, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its Affiliates, employees or agents.

(b)Separation from Service under Section 409A. Notwithstanding anything herein to the contrary: (i) no termination or other similar payments and benefits hereunder shall be payable unless the Executive's termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of the Executive's separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of any termination or other similar payments and benefits to which the Executive may be entitled hereunder (after taking into account all exclusions applicable to such payments or benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such payments and benefits shall not be provided to the Executive prior to the earlier of (x) the expiration of the six (6)-month period measured from the date of the Executive's “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (y) the date of the Executive's death; provided, that upon the earlier of such dates, all payments and benefits deferred pursuant to this Section 11(b) shall be paid in a lump sum to the Executive, and any remaining payments and benefits due hereunder shall be provided as otherwise specified herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive's separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) to the extent that any installment payments under this Agreement are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), each such payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment; (v) to the extent that any reimbursements or corresponding in-kind benefits provided to the Executive under this Agreement are deemed to constitute “deferred compensation” under Section 409A, such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations; and (vi) the amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and the Executive's right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

12.Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Executive may not assign the Executive's rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

13.Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without giving effect to any principles of conflicts of law, whether of the State of Delaware or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

14.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.Notices. Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a)If to the Company:

EnergySolutions, Inc.
423 West 300 South, Suite 200
Salt Lake City, Utah 84101
Attention: General Counsel
With copies to:
Energy Capital Partners II, LLC
51 John F. Kennedy Parkway, Suite 200
Short Hills, New Jersey 07078
Attention: Christopher Leininger
Facsimile: (973) 671-6101
Email: cleininger@ecpartners.com
Energy Capital Partners II, LLC
11943 El Camino Real, Suite 220
San Diego, California 92130
Attention: Christopher Leininger
Facsimile: (858) 703-4401
Email: cleininger@ecpartners.com

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Attention: David C. Lee
Facsimile: (714) 755-8290
Email: david.c.lee@lw.com
(b)If to the Executive, at the address set forth on the signature page hereto.
16.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

17.Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of the Company and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

18.No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

19.Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party hereto shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) ”includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

20.Arbitration. Any dispute or controversy based on, arising under or relating to this Agreement shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator in New York, New York in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”) then in effect. Arbitration may be compelled, and judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 9, and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (a) lawyers engaged full-time in the practice of law and (b) on the AAA roster of arbitrators shall be selected as an arbitrator. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. Each party shall bear its own costs and attorneys' fees in connection with an arbitration; provided, that the Company shall bear the cost of the arbitrator and the AAA's administrative fees.

21.Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

22.Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel (or for purposes of Section 8, the Accounting Firm) if any questions as to the amount or requirement of withholding shall arise.

23.Absence of Conflicts; Executive Acknowledgement; Confidentiality. The Executive hereby represents that from and after the Effective Date the performance of the Executive's duties hereunder will not breach any other agreement to which the Executive is a party. The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Executive's own judgment. The Executive agrees not to disclose the terms or existence of this Agreement to any Person unless the Company agrees to such disclosure in advance and in writing; provided, that the Executive may, without such permission, make such disclosures as are required by applicable law, including disclosures to taxing agencies, and disclose the terms of this Agreement to the Executive's attorney(s), accountant(s), tax advisor(s), and other professional service provider(s), and to members of the Executive's immediate family, as reasonably necessary; provided, further, that the Executive instructs such person(s) that the terms of this Agreement are strictly confidential and are not to be revealed to anyone else except as required by applicable law.

24.Survival. The termination of the Employment Period shall not impair the rights or obligations of any party hereto which shall have accrued prior to such termination (including, without limitation, pursuant to the provisions of Section 9 hereof).

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

Rockwell Acquisition Corp.

By:     /s/ Tyler Reeder_______________________________
Name:     Tyler Reeder
Title:    Chief Executive Officer and President

David J. Lockwood

/s/ David J. Lockwood________________

Residence Address:
__________________________________
__________________________________

EXHIBIT A

STOCKHOLDERS AGREEMENT OF ROCKWELL HOLDCO, INC.

EXHIBIT B

FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT OF
ROCKWELL HOLDCO, INC.

EXHIBIT C

FORM OF RELEASE AGREEMENT

In consideration of the termination benefits described herein (the “Benefits”) provided and to be provided to me by EnergySolutions, Inc., a Delaware corporation, or any successor thereof (the “Company”) pursuant to my Employment Agreement with the Company dated May __, 2013 (the “Employment Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).
1.On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys' fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Company and/or any predecessor to Company, the termination of such employment and my status at any time as a holder of any securities of the Company. All such claims (including related attorneys' fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the Equal Pay Act of 1963; the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Sarbanes-Oxley Act, as amended, and any similar law of any other state or governmental entity. This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested or otherwise entitled to, under any employee benefit plan, program or policy sponsored or maintained by the Company, or to my right to indemnification by the Company, and continued coverage by the Company's director's and officer's insurance.

2.In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers' compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under any applicable state-law right to indemnity; and (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or other applicable state agency. Moreover, you will continue to be indemnified for your actions taken while employed by the Company to the same extent as other then-current or former directors and officers of the Company under the Company's Certificate of Incorporation and Bylaws and the Director and Officer Indemnification Agreement between you and the Company, if any, and you will continue to be covered by the Company's directors and officers liability insurance policy as in effect from time to time to the same extent as other then-current or former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration pursuant to the arbitration provision set forth in my Employment Agreement.

3.I understand and agree that Company will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

4.As part of my existing and continuing obligations to Company, I have returned to Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s).

5.I represent and warrant that I am the sole owner of all claims relating to my employment with Company and/or with any predecessor of Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

6.I agree to keep the Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law.

7.I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either Company or myself.

8.I understand that this Release includes a release of claims arising under the Age Discrimination in Employment Act. I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Company's obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Company I understand that I may revoke my acceptance of the Release. I understand that the Benefits will become available to me at such time after the Effective Date.

9.In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as my Employment Agreement, proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between Company and me. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Company.

10.Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

11.The Benefits provided and to be provided to me by the Company consist of the benefits and payments in accordance with the Employment Agreement, including, but not limited to, any accrued compensation as follows: [_______________].

EMPLOYEE'S ACCEPTANCE OF RELEASE
BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.
EFFECTIVE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.
Date delivered to employee ___________, ______.
Executed this ___________ day of ___________, ______.

Employee Signature

Employee Name (Please Print)
Agreed and Accepted:

EnergySolutions, Inc.

___________________________
By:
Date: